PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. ACHIEVES PROFITABILY WITH REVENUES INCREASING 48% AND GROSS MARGINS UP BY 60%.

Toronto, Canada - May 15, 2006: Med-Emerg International Inc. (OTCBB - MDER, MDERW), announced today that revenues and gross margins from continuing operations, for the three months ended March 31, 2006 increased 48% and 60%, respectively, compared to the same period in 2005. The increase in revenue reflects the impact of the launch of the Company’s Pain Management clinics in 2005, as well as improved performance in the Company’s Staffing, Infusion and Consulting businesses.

For the three months ended March 31, 2006, Income from Operations (EBITDA) increased from a loss of $279,383 in 2005 to a positive income of $72,727 in 2006. The improved performance reflects contributions from all divisions, but notably the Staffing and Infusion businesses. At the same time the Company reported net income attributable to common shareholders in the quarter of $68,840 ($0.00 per share) in 2006, an improvement from a loss of $296,903 ($0.01 per share) in 2005.

Dr. Ramesh Zacharias, Chief Executive Officer of the Company, stated, “We were very pleased to return to profitability during the first quarter of 2006. The improved performance is the result of our stated objective of focusing on our core operations. We are now starting to see the benefits of this focus. It is especially encouraging that the improved performance touches all business units. In the quarter, revenues and gross margins for our Staffing Solutions increased by 35% and 38%, respectively. Our Medical Services business showed the effect of our continued push with our Pain Management clinics. There we saw revenues and gross margins increase by 84% and 108% respectively. Revenues in the Healthcare Consulting business also increased by 41% in the period and at the same time, gross margins increased 35%. It is our intention to remain focused on our core business initiatives in the months to come.”

The Company’s financial statement information is summarized below:

	Three Months Ended
(Unaudited)	March 31
	2006	2005
($ thousands, except per share amounts)
Revenue	4,558	3,079
Gross margin	1,295	808
Income from operations	73	(279)
Interest and financing costs	7	(5)
Amortization	40	43
Stock compensation expense	79	251
Loss from continuing operations	(53)	(568)
Gain from discontinued operations	122	271
Net income (loss) attributable to common shareholders	69	(299)

Basic income (loss) per common share
Continuing operations	0.00	(0.01)
Discontinued operations	0.00	0.00

(Unaudited) Balance Sheet Data	March 31, 2006	December 31, 2005
($ thousands, except common shares)
Working Capital Surplus (Deficit)	19	(56)
Total Assets	4,661	4,618
Notes Payable	599	599
Shareholders’ Equity (Canadian GAAP)	225	81
Shareholders’ Equity (US GAAP)	1,313	1,169
Weighted average common shares outstanding	58,277,696	58,277,696

MEII specializes in the coordination and delivery of health care services in Canada and overseas. These services include community-based infusion centers, an integrated chronic pain management program, healthcare consulting, and health human resource management, including physician and nurse staffing.

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Certain oral and written statements of the management of the Company included in this press release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. These forward-looking statements include statements about the Company's marketing strategy, future sales growth, profitability, competitive position, and release of new products.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties include those addressed in the Company’s filings with the Securities and Exchange Commission (available at www.sec.gov). The Company does not undertake to review or update these forward-looking statements.